September 29, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:T. Rowe Price Strategic Income Fund, Inc. ("Registrant")
T. Rowe Price Strategic Income Fund—Advisor Class
File Nos.: 333-154155/811-22243
Post-Effective Amendment No.: 2

Commissioners:

We are counsel to the above-referenced registrant, which proposes to file, pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, the above-referenced Post-Effective Amendment to its registration statement.

We have reviewed the amendment, and we represent it does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Sincerely,

/s/Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP